Free Writing Prospectus

Dated December 13, 2016

Filed Pursuant to Rule 433

Registration Statement No. 333-215046

FOR ADDITIONAL INFORMATION

Investor Relations

David Lim

+1 844-632-1060

IR@univar.com

Univar Announces Pricing of Sale of 12,500,000 Shares of Common Stock by Selling Stockholders

DOWNERS GROVE, ILL. – December 13, 2016 – Univar Inc. (NYSE:UNVR) (“Univar”) announced today the pricing of the previously announced public offering of 12,500,000 shares of Univar’s common stock (representing approximately 9% of its issued and outstanding shares) by investment funds affiliated with Clayton, Dubilier & Rice LLC (“CD&R”) and Dahlia Investments Pte. Ltd., an indirect wholly owned subsidiary of Temasek Holdings (Private) Limited (“Dahlia” and, together with CD&R, the “Selling Stockholders”) to Goldman, Sachs & Co., as the sole underwriter in the registered public offering of those shares, at a price to the public of $25.25 per share. The offering is expected to close and settle on December 15, 2016. The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by Univar. Following the offering, CD&R and Dahlia will own 32,561,039 and 18,165,603 shares of Univar’s common stock, respectively.

A shelf registration statement (including a prospectus) for the offering to which this communication relates has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before you invest, you should read the prospectus in that registration statement and other documents Univar has filed with the SEC for more complete information about Univar and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from Goldman, Sachs & Co., c/o Prospectus Department, 200 West Street, New York, New York 10282, by calling (866) 471-2526, by facsimile at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Univar Inc.

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###